December 17, 2012

American Beacon Funds (the “Trust”)
4151 Amon Carter Blvd, MD 2450
Fort Worth, TX 76155

Re: Fee Waiver/Expense Reimbursement

Ladies and Gentlemen:

American Beacon Advisors, Inc. notifies you that, for the funds listed in Attachment A to this letter (the “Funds”), it will waive its management fee and/or reimburse expenses of the Fund, to the extent necessary so that expenses of a Fund, exclusive of brokerage commissions, interest, taxes, acquired fund fees  and extraordinary expenses, do not exceed the annual rates listed on Attachment A.

During the period until the expiration date of each expense limitation in Attachment A, the related expense limitation arrangements for each of the Funds may only be modified by mutual agreement of the parties that, with respect to the Trust, includes a majority vote of the “non-interested” Trustees of the Trust.

We understand and intend that you will rely on this undertaking in preparing and filing the Registration Statements on Form N-1A for the Funds with the Securities and Exchange Commission, in accruing each Fund’s expenses for purposes of calculating its net asset value per share and for other purposes permitted under Form N-1A and/or the Investment Company Act of 1940, as amended, and expressly permit you to do so.

Respectfully,

American Beacon Advisors, Inc.

By:	/s/Gene L. Needles, Jr.
Name:	Gene L. Needles, Jr.
Title:	President and CEO

Agreed and Accepted on behalf of the Trust

By:	/s/Melinda G. Heika
Name:	Melinda G. Heika
Title:	Treasurer

A copy of the document establishing the Trust is filed with the Secretary of The Commonwealth of Massachusetts. This Agreement is executed by the officer not as an individual and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but only upon the assets of the Fund.

Attachment A

American Beacon Funds – Fiscal Year End: August 31

		Annual
		Expense %
Fund	Class	Limit	Expiration
Zebra Global Equity	Instl	0.79	12/31/2013
Zebra Global Equity	Y	0.89	12/31/2013
Zebra Global Equity	Investor	1.17	12/31/2013
Zebra Global Equity	A	1.29	12/31/2013
Zebra Global Equity	C	2.04	12/31/2013
Zebra Global Equity	Retirement	1.54	12/31/2013
Zebra Small Cap Equity	Instl	0.99	12/31/2013
Zebra Small Cap Equity	Y	1.09	12/31/2013
Zebra Small Cap Equity	Investor	1.37	12/31/2013
Zebra Small Cap Equity	A	1.49	12/31/2013
Zebra Small Cap Equity	C	2.24	12/31/2013
Zebra Small Cap Equity	Retirement	1.74	12/31/2013
SiM HYO	Instl	0.84	12/31/2013
SiM HYO	Y	0.94	12/31/2013
SiM HYO	Investor	1.22	12/31/2013
SiM HYO	A	1.34	12/31/2013
SiM HYO	C	2.09	12/31/2013
Flexible Bond Fund	Instl	0.90	12/31/2013
Flexible Bond Fund	Y	0.99	12/31/2013
Flexible Bond Fund	Investor	1.27	12/31/2013
Flexible Bond Fund	A	1.39	12/31/2013
Flexible Bond Fund	C	2.14	12/31/2013